CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-214404 of Allstate Life of New York Variable Life Separate Account A (“the Account”) on Form N-6 of our report dated March 8, 2019 relating to the financial statements of Allstate Life Insurance Company of New York, appearing in the Prospectus, which is part of this Registration Statement, and to the use of our report dated March 29, 2019, relating to the financial statements of each of the individual sub-accounts which comprise the Account, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus and Statement of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 12, 2019